Exhibit 10.9

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [**].

Elk Creek Resources Corp.

(the “Company”)

386 Broadway, PO Box 506

Tecumseh, Nebraska 68450

December 23, 2019 (“Effective Date”)

Victor L. Woltemath and Juanita E. Woltemath (the “Woltemaths”)

62044 720 Rd.

Elk Creek, Nebraska 68348

Re:	Extension of Option Period for Option to Purchase

Dear Mr. and Mrs. Woltemath:

Reference is made to the Amended and Restated Option to Purchase dated January 4, 2017, including each exhibit, schedule and addendum thereto, executed between the Woltemaths (individually and collectively, “you”) and the Company (as amended by this Extension Agreement, the “Option”). Among its other terms, the Option provides that the Option must be exercised by the Company during the Option Period (as defined in the Option), which, unless extended by the parties, expires as of 11:59 p.m. (Central) on March 25, 2020. The Company and you wish to extend the Option and the Option Period and to otherwise amend the Option as set forth herein. Please execute this letter (“Extension Agreement”) in the space provided below, understanding that in doing so, you and the Company are agreeing to be bound by the following terms and provisions as of the Effective Date.

1.     In partial consideration of your execution of this Extension Agreement, the Company agrees to pay you, and you agree to accept, the following payments (collectively “Extension Payment(s)”):

(a)          An aggregate payment in the amount of [**] payable as follows: (i) [**] to be paid contemporaneously with the execution of this Extension Agreement by you and the Company, the receipt of which is hereby acknowledged, and (ii) [**] to be paid to you after December 31, 2019, but on or before January 17, 2020.

(b)          Except as provided in paragraph 1(a)(ii) of this Extension Agreement, the Company may pay any Extension Payment identified in paragraph 1(a) at any time on or prior to its due date. None of the Extension Payments contemplated to be made by the Company to you shall be deducted from the Purchase Price (as defined in the Option).

2.    The Option is hereby amended as necessary to effect the following:

(a)          To extend the Option Period (as defined in the Option) through 11:59 p.m. (Central) on March 25, 2025 (the “Extended Option Period”). Any reference in the Option to the Option Period or to the expiration of any of: (i) the Option, (ii) the Option Period, (iii) the Option Term, (iv) the term of the Option, or (v) any similar reference shall mean and refer to Extended Option Period and the expiration of the Extended Option Period, as may be applicable;

(b)          Delete Section 1(b) in its entirety;

(c)          Delete Section 8(i) in its entirety and insert in lieu thereof, the following:

(i)            Written Harlow Lease. Optionee and Owners acknowledge that, there exists a written cash farming lease between Owners and Adam Harlow (“Harlow”), dated December 16, 2019, permitting Harlow to farm crops on a certain portion of the Real Property consisting of approximately 183.9 acres (the “Written Harlow Lease”) for a term expiring February 28, 2025, subject in all cases to the terms and conditions of this Option, including without limitation, the rights of Optionee and the obligations of Owners under and respect of Section 8 of hereof.

(d)          Delete Section 8(iii) in its entirety and insert in lieu thereof, the following:

(iii)         Written Farm Leases. For the duration of the Option Period, other than the Written Harlow Lease, Owners agree not to enter into any lease in respect of any portion of the Real Property other than a written farm lease on terms reasonably acceptable to Optionee that is for a term no longer than one year, but that will immediately terminate upon notice of exercise of the Option by Optionee.

(e)          Delete Section 8(iv) in its entirety and insert in lieu thereof, the following:

If Optionee exercises its Option during the term of any written farm lease with respect to the Real Property, then Owner agrees that as a result of such termination, Optionee shall, as Optionee’s sole obligation and liability to Owner, tenant of Owner or to any other person, be obligated to pay the following alternative amounts: (a) if, as of the date of the Notice of Exercise of Option, crops have not been planted for the next ensuing crop season (i.e. on or after March 1 falling in any calendar year), Optionee shall be obligated to directly pay to Owner or any tenant of Owner, as applicable, the actual amounts expended thereby prior to the date of the Notice of Exercise of Option by Owner or any tenant of Owner in preparation of the land for such ensuing crop season, but without duplication of any payment of any type or amounts among them, or (b) if, as of the date of the Notice of Exercise of Option, crops have been planted for the next ensuing crop season, Optionee shall be obligated to directly pay to Owner or any tenant of Owner, as applicable, an amount equal to the value of the growing or unharvested crops on the Real Property for such ensuing crop season, plus the actual amounts, if any, expended by Owner or any tenant of Owner prior to the date of the Notice of Exercise of Option in preparation of the land for the ensuing crop season immediately commencing thereafter, but, in all cases, without duplication of any payment of any type or amounts among them.

(f)           Delete the parenthetical that references the Current Harlow Lease contained in Section 8(v) and the last sentence of Section 8(v);

(g)          Delete the parenthetical that references the Current Harlow Lease contained in Section 8(vi);

(h)          To acknowledge that the oral cash farming lease (i.e. the Current Harlow Lease (as originally defined in Section 8(i) of the Option)) among Owners and Harlow has been duly terminated by agreement among you and Harlow prior to the Effective Date. You hereby represent to the Company that said “Current Harlow Lease” is, as of the Effective Date, without any force or effect, the same having been replaced in its entirety (as contemplated by the original provisions of the Option) by the written farm lease attached to this Extension Agreement as Exhibit “A” (the “Written Harlow Lease”). You also represent that the area being farmed under the Written Harlow Lease is substantially the same as that area that was being farmed under the former Current Harlow Lease, and that the Written Harlow Lease is, for purposes of the Option, including Section 8 thereof and for all other purposes, and the Written Harlow Lease shall remain, a farm lease “permitted” by the Company under Section 8 of the Option to which all provisions of Sections 8(ii) through and including 8(vii) shall apply. In furtherance of the foregoing, except as expressly deleted in this Extension Agreement, all instances of the phrase “Current Harlow Lease” in the Option shall be replaced with the phrase “Written Harlow Lease”.; and

(i)           Delete Exhibit “C” in its entirety.

3.    All dollar amounts expressed in the Option and in this Extension Agreement are to be paid in United States currency. All Extension Payments will be considered to have been timely made if personally received by you on or before the due date or if, on or before the due date, the Company sends the required payment to you at the address identified for you by application of paragraph 14 of the Option by prepaid certified or registered mail, return receipt requested, or by Federal Express or other overnight courier, as evidenced by a receipt for certified or registered mail, or Federal Express or other overnight courier date stamp.

4.    Without limitation to any provisions in this Extension Agreement, each of you hereby reaffirms, covenants and represents that all representations and warranties made by either of you in the Option are to the best of your knowledge true, accurate and complete as of the Effective Date.

5.    Contemporaneously with the execution of this Extension Agreement by you and the Company, you and the Company also agree to execute the First Amendment to Memorandum of Option Agreement substantially in the form of that attached to this Extension Agreement as Exhibit “B” and incorporated into this Extension Agreement by this reference. The First Amendment to Memorandum of Option Agreement shall be recorded by the Company at the Company’s expense in the appropriate records of the officials of Johnson County, Nebraska. If the Option expires or is terminated, the Company shall record a release of the First Amendment to Memorandum of Option Agreement.

6.    This Extension Agreement, together with the Option, will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and each of their respective permitted assigns, grantees (and other transferees), successors, heirs, executors, personal representatives and administrators. No assignment of this Extension Agreement by either party will be permitted except to the extent that the Option is so assignable by such party and is duly assigned; provided, however, that upon any assignment of the Option to any permitted assignee, this Extension Agreement shall be assigned together with the Option to such assignee, in all cases in accordance with, and as permitted by, the terms set forth in the Option.

7.    This Extension Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any executed signature page of any such counterpart, or any facsimile or electronic PDF copy thereof, may be attached or appended by either party to any other counterpart to complete a fully executed and original Extension Agreement.

8.    All provisions of this Extension Agreement shall be in full force and effect, commencing on the Effective Date and during the Extended Option Period and thereafter to the extent necessary to give effect to terms and conditions set forth in this Extension Agreement. Except to the extent expressly modified or amended by application of any provision of this Extension Agreement, all covenants, terms, conditions and other provisions of the Option will continue and remain in full force and effect during the Extended Option Period. In the event of any conflict between any provision of this Extension Agreement and the Option, the provisions of this Extension Agreement shall control.

Best regards,

ELK CREEK RESOURCES CORP., the Company

By:	/s/ Scott Honan
Name: Scott Honan
Title: President

AGREED AND ACCEPTED:

Victor L. Woltemath and Juanita E. Woltemath hereby execute this Extension Agreement and approve the terms and conditions set forth herein, to be effective as of the Effective Date.

/s/ Victor L. Woltemath
Victor L. Woltemath

/s/ Juanita E. Woltemath
Juanita E. Woltemath

STATE OF	Nebraska	)

		)	ss:
COUNTY OF	Johnson	)

Before me, a Notary public qualified for said County, personally came Victor L. Woltemath, known to me to be the identical person(s) who signed the foregoing instrument, and acknowledged the execution thereof by him to be his voluntary act and deed.

Witness my hand and notarial seal on	December 23, 2019

My Commission Expires:	/s/ Kimberly J. Lester
Notary Public

STATE OF	Nebraska	)

		)	ss:
COUNTY OF	Johnson	)

Before me, a Notary public qualified for said County, personally came Juanita E. Woltemath, known to me to be the identical person(s) who signed the foregoing instrument, and acknowledged the execution thereof by her to be her voluntary act and deed.

Witness my hand and notarial seal on	December 23, 2019

My Commission Expires:	/s/ Kimberly J. Lester
Notary Public

STATE OF	Nebraska	)

		)	ss:
COUNTY OF	Johnson	)

Before me, a Notary public qualified for said County, personally came Scott Honan, known to me to be the President of Elk Creek Resources Corp., a Nebraska corporation, the identical person who signed the foregoing instrument, and acknowledged the execution thereof by him to be his voluntary act and deed on behalf of the corporation.

Witness my hand and notarial seal on	December 23, 2019

My Commission Expires:	/s/ Kimberly J. Lester
Notary Public